EXHIBIT 99.1

Salem Communications Announces 5% Same Station Growth in 2004 National Block Programming Renewals

CAMARILLO, Calif. - February 12, 2004 - Salem Communications Corporation (NASDAQ: SALM), the leading radio broadcaster focused on religious and family themes programming, today announced the results of its 2004 national block programming rate negotiations, which are carried out annually at the start of each year. For 2004, Salem expects same station national block programming revenues to increase approximately 5% over 2003. In addition, consistent with historic patterns, in excess of 90% of Salem’s national block programming business was successfully renewed.

Edward G. Atsinger, III, Salem’s Chief Executive Officer, commented, "The combination of our national station platform and focused programming strategy provides us with the ability to offer our block programming partners a desirable audience and national reach. At a time when national attention is focused on programming quality and broadcast standards, Salem has built a vibrant platform by delivering programming that appeals to positive family values. Overall, our block programming business represents a reliable stream of revenues and cash flow which grow steadily and consistently, something no other publicly traded radio broadcaster can claim."

Salem Communications Corporation, headquartered in Camarillo, California, is the leading U.S. radio broadcaster focused on religious and family themed programming. The company owns and/or operates 92 radio stations, including 58 stations in the top 25 U.S. markets. In addition to its radio properties, Salem owns Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations throughout the United States; Salem Radio Representatives, a national sales organization; Salem Web Network, the leading Internet provider of Christian content; and Salem Publishing, a Christian magazine publisher. For more information, visit Salem’s website at www.salem.cc

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of recently launched music formats, competition in the radio broadcast, Internet and publishing industries and from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's periodic reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.